Exhibit 99.1
COMPANY CONTACTS
Paul Arndt
Senior Manager, Investor Relations
949-788-6700x216
SPECTRUM PHARMACEUTICALS ANNOUNCES FIRST QUARTER 2010 CORPORATE UPDATE
•	Consolidated First Quarter Revenues Approximately $11.1 Million
•	ZEVALIN® Sales Approximately $6.5 Million; Up 27% Over Fourth Quarter 2009
•	Nearly $100 Million In Cash and Investments as of March 31, 2010
•	FUSILEV® Data Requested by FDA for Colorectal Cancer Indication on Target For Submission Before Year End
•	Belinostat and Apaziquone (EOquin®) On Target For NDA Filings in 2011 and 2012, Respectively
IRVINE, California — May 10, 2010 — Spectrum Pharmaceuticals, Inc. (NasdaqGM: SPPI), a commercial-stage biotechnology company with a primary focus in hematology and oncology, today reported financial results for the first quarter ended March 31, 2010.
“With four anticancer drugs — two on the market and two in registrational, pivotal clinical trials - we believe we are uniquely positioned for growth,” said Rajesh C. Shrotriya, Chairman of the Board, Chief Executive Officer, and President of Spectrum Pharmaceuticals, Inc. “In the near-term, the ZEVALIN® brand continues to be our primary focus for marketing and sales. Furthermore, we continue to view the opportunity in colorectal cancer as the next potential growth driver for FUSILEV® sales, a market that is substantially larger than its currently approved label indications. Also, our two late-stage drugs, apaziquone (EOquin®) and belinostat, represent additional significant catalysts for growth. We are currently on track to submit the FUSILEV metastatic colorectal cancer data to the FDA by the end of this year, and the New Drug Applications (NDA) for belinostat and apaziquone in 2011 and 2012, respectively.”
First Quarter Results1 Ended March 31, 2010
Consolidated revenue of $11.1 million was comprised of product sales of $7.1 million — $6.5 million from ZEVALIN, an increase of 27% over fourth quarter 2009, and $0.6 million from FUSILEV — and $4.0 million attributable to the amortization of the licensing fees previously received from Allergan, Nippon Kayaku, Handok Pharmaceuticals, and AEterna Zentaris. This compares to $14.1 million in consolidated revenue in the first quarter of 2009, which was comprised of $12.0 from product sales — $2.6 million from ZEVALIN and $9.4 million from FUSILEV — and $2.1 million from amortization of the licensing fees received from Allergan. The Company recorded a net loss of $39 million, or ($0.80) per basic and diluted share, compared to a net profit of $115 thousand, or $0.00 per basic and diluted share, in the first quarter of 2009. Total research and development expenses were $36.5 million, as compared to $5.7 million in the same period of 2009. The $31 million increase is primarily attributable to the upfront payment for Belinostat and its development costs in the first quarter. Selling, general and administrative expenses were $10.9 million compared to $6.4 million in the same period in 2009. The $4.5 million increase was attributable to the increase in the sales and marketing organization, including commercialization activities for ZEVALIN and FUSILEV.
Net cash used in operations in the first quarter was $26.0 million, primarily related to the $30 million upfront payment for Belinostat, compared to net cash provided by operations of approximately $0.3 million in the first quarter of 2009.

[1]	All numbers are approximates
157 Technology Dr  •  Irvine, California 92618  •  Tel: 949-788-6700  •  Fax: 949-788-6706  •  www.sppirx.com  •  NASDAQ: SPPI

As of March 31, 2010, the Company had cash and investments of nearly $100 million, compared to approximately $125 million as of December 31, 2009, after the recent belinostat licensing. There are currently nearly 50 million shares of common stock issued and outstanding.
Upcoming Company Milestones
ZEVALIN
•	Continue to grow the ZEVALIN brand, which was recently approved in the first-line setting for non-Hodgkin’s lymphoma. ZEVALIN is currently approved for:
•	Treatment of patients with previously untreated follicular non-Hodgkin’s lymphoma, who achieve a partial or complete response to first-line chemotherapy; and
•	Treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma.
•	Pursue removal of the bioscan requirement prior to ZEVALIN administration; and
•	Pursue consistent reimbursement of ZEVALIN for community-based clinics.
FUSILEV
•	Submit requested FUSILEV data in colorectal cancer to the FDA before the end of this year.
Apaziquone (EOquin)
•	Top-line data from the two recently enrolled pivotal, registrational Phase 3 bladder cancer trials, involving more than 1,600 patients, is expected in the first quarter of 2012, with the goal of submitting a NDA shortly thereafter; and
•	Under our collaboration with Allergan, Inc., initiate a multiple-instillation trial in bladder cancer by year-end 2010, pending regulatory discussions. Allergan will pay 65% of the costs associated with these trials.

Belinostat
•	Peripheral T-Cell Lymphoma
•	Trial requiring 100 evaluable patients is currently underway;

•	On target to file NDA in 2011.
•	Carcinoma of Unknown Primary
•	Target complete enrollment by year-end in the ongoing Phase 2 trial that is being conducted and 100% funded by TopoTarget.
•	Other tumor types
•	Follow trials being conducted by national cancer institute and initiate trials in additional indications such as lung cancer (NSCL).
Conference Call
Tuesday, May 11, 2010 @ 1:00 p.m. Eastern/10:00 a.m. Pacific

Domestic:	877-837-3910
International:	973-796-5077
Webcast and replays: www.sppirx.com

Audio replays will be available through May 21, 2010
Domestic:	800-642-1687, passcode 68213910
International:	706-645-9291, passcode 68213910
About ZEVALIN® and the ZEVALIN Therapeutic Regimen
ZEVALIN (ibritumomab tiuxetan) is indicated for the treatment of patients with previously untreated follicular non-Hodgkin’s Lymphoma (NHL), who achieve a partial or complete response to first-line chemotherapy. ZEVALIN is also indicated for the treatment of patients with relapsed or refractory, low-grade or follicular B-cell non-Hodgkin’s lymphoma.
157 Technology Dr  •  Irvine, California 92618  •  Tel: 949-788-6700  •  Fax: 949-788-6706  •  www.sppirx.com  •  NASDAQ: SPPI

ZEVALIN is a CD20-directed radiotherapeutic antibody. The ZEVALIN therapeutic regimen consists of three components: rituximab, Indium-111 (In-111) radiolabeled ZEVALIN for imaging, and Yttrium-90 (Y-90) radiolabeled ZEVALIN for therapy. The ZEVALIN therapeutic regimen is a form of cancer therapy called radioimmunotherapy. Radioimmunotherapy (RIT) is an innovative form of cancer treatment with a mechanism of action that is different from traditional chemotherapy. RIT builds on the combined effect of a targeted biologic monoclonal antibody augmented with the therapeutic effects of a beta-emitting radioisotope.
Full prescribing information can be found at www.ZEVALIN.com.
About FUSILEV® (levoleucovorin) for Injection
FUSILEV, a novel folate analog, is available in vials for injection as freeze-dried powder. FUSILEV rescue is indicated after high-dose methotrexate therapy in osteosarcoma. FUSILEV is also indicated to diminish the toxicity and counteract the effects of impaired methotrexate elimination and of inadvertent overdosage of folic acid antagonists. FUSILEV (levoleucovorin or (6S)-leucovorin) is the only commercially available formulation containing only the pharmacologically active isomer of leucovorin.
Full prescribing information can be found at www.FUSILEV.com.
About Spectrum Pharmaceuticals
Spectrum Pharmaceuticals is a commercial-stage biotechnology company with a focus in hematology and oncology. The Company’s strategy is comprised of acquiring, developing and commercializing a broad and diverse pipeline of late-stage clinical and commercial products. In addition to building an efficient in-house clinical research organization with regulatory and data management capabilities, the Company has established a commercial infrastructure for its drug portfolio. The Company markets two oncology drugs, FUSILEV and ZEVALIN and has two drugs in late stage development, apaziquone and belinostat, along with a diverse pipeline. The Company also leverages the expertise of its worldwide partners to assist in the execution of its strategy. For more information, please visit the Company’s website at www.sppirx.com.
Forward-looking statement — This press release may contain forward-looking statements regarding future events and the future performance of Spectrum Pharmaceuticals that involve risks and uncertainties that could cause actual results to differ materially. These statements include but are not limited to statements that relate to the restatement of our consolidated financial statements, our business and its future, Spectrum’s ability to identify, acquire, develop and commercialize a broad and diverse pipeline of late-stage clinical and commercial products, leveraging the expertise of partners around the world to assist us in the execution of our strategy, that the opportunity in colorectal cancer is the next potential growth driver for FUSILEV® sales, that apaziquone and belinostat, represent additional significant catalysts for growth, that we expect to file the New Drug Applications for Belinostat and Apaziquone as early as 2011 and 2012, respectively, the safety and efficacy of ZEVALIN and FUSILEV, continue to grow the ZEVALIN brand, pursue removal of the bioscan requirement prior to ZEVALIN administration, pursue consistent reimbursement for ZEVALIN in the community setting, submit requested FUSILEV data in colorectal cancer to the FDA by the end of this year, target complete enrollment for Belinostat by year-end in the ongoing Phase 2 CUP trial, initiate additional trials in additional indications for Belinostat, that Apaziquone Phase 3 data is expected in first quarter 2012; initiate a multiple-instillation trial in non-muscle invasive bladder cancer by year-end 2010 for Apaziquone and any statements that relate to the intent, belief, plans or expectations of Spectrum or its management, or that are not a statement of historical fact. Risks that could cause actual results to differ include the possibility that our existing and new drug candidates, may not prove safe or effective, the possibility that our existing and new drug candidates may not receive approval from the FDA, and other regulatory agencies in a timely manner or at all, the possibility that our existing and new drug candidates, if approved, may not be more effective, safer or more cost efficient than competing drugs, the possibility that our efforts to acquire or in-license and develop additional drug candidates may fail, our lack of revenues, our limited marketing experience, our dependence on third parties for clinical trials, manufacturing, distribution and quality control and other risks that are described in further detail in the Company’s reports filed with the Securities and Exchange Commission. We do not plan to update any such forward-looking statements and expressly disclaim any duty to update the information contained in this press release except as required by law.
SPECTRUM PHARMACEUTICALS, INC.®, ZEVALIN®, and FUSILEV® are registered trademarks of Spectrum, EOquin® is a registered trademark of Allergan Inc., TURNING INSIGHTS INTO HOPE™ and the Spectrum Pharmaceutical logos are trademarks owned by Spectrum Pharmaceuticals, Inc.
© 2010 Spectrum Pharmaceuticals, Inc. All Rights Reserved.
157 Technology Dr  •  Irvine, California 92618  •  Tel: 949-788-6700  •  Fax: 949-788-6706  •  www.sppirx.com  •  NASDAQ: SPPI

SPECTRUM PHARMACEUTICALS, INC. AND SUBSIDIARIES
(In thousands, except Share and per share data)
Summary Condensed Consolidated Statement of Operations (Unaudited)

	Quarter Ended March 31,
	2010	2009

Revenues:	$11,089	$14,163

Operating expenses:
Cost of product sales (excludes amortization of purchased intangibles shown below)	3,245	1,834
Amortization of purchased intangibles	930	950
Research and development	36,544	5,654
Selling, general and administrative	10,862	6,351

Total operating expenses	51,581	14,789

Loss from operations	(40,492)	(626)
Change in fair value of common stock warrant liability	1,575	(509)
Other income / (loss), net	(97)	104

Pre-tax net loss	(39,014)	(1,031)
Net income (loss) attributable to non-controlling interest	—	1,146

Net income (loss) attributable to Spectrum Pharmaceuticals, Inc. stockholders	$(39,014)	$115

Net income (loss) per share
Basic	$(0.80)	$0.00

Diluted	$(0.80)	$0.00

Weighted average common shares outstanding
Basic	48,667,653	31,952,523

Diluted	48,667,653	32,157,425

Summary Condensed Consolidated Balance Sheets

	March 31	December 31,
	2010	2009

Cash, cash equivalents, marketable securities and financing funds receivable	$85,119	$113,341
Accounts Receivable, net	6,259	8,658
Inventories, net	2,848	3,230
Other current assets	993	1,028

Total current assets	95,219	126,257
Bank certificates of deposit & treasuries	13,344	11,438
Intangible Assets, net	32,395	33,325
Property and equipment, net and other assets	2,268	2,113

Total assets	$143,226	$173,133

Current liabilities	$37,203	$39,499
Deferred revenue, other credits and liabilities	34,250	25,310
Stockholders’ equity	71,773	108,324

Total liabilities and stockholders’ equity	$143,226	$173,133

157 Technology Dr  •  Irvine, California 92618  •  Tel: 949-788-6700  •  Fax: 949-788-6706  •  www.sppirx.com  •  NASDAQ: SPPI